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                                                                      Exhibit 21

              CONSOLIDATED WATER CO. LTD. AND SUBSIDIARY COMPANIES

                         SUBSIDIARIES OF THE REGISTRANT

         The following list includes all of the Registrant's wholly-owned subsidiaries as of December 31, 2000. All subsidiaries of the Registrant appearing in the following table are included in the consolidated financial statements of the Registrant.

         NAME OF SUBSIDIARY                     JURISDICTION OF INCORPORATION
         ------------------                     -----------------------------

         Belize Water Ltd.                      Belize
         Commonwealth Water Limited (1)         Bahamas
         Hurricane Hideway Ltd. (1)             Cayman Islands

(1) Dormant companies.